Exhibit 4.3
JOINDER AGREEMENT TO
INVESTORS’ RIGHTS AGREEMENT
May 6, 2008
     By executing this Joinder Agreement to Investors’ Rights Agreement (this “Agreement”), the undersigned, Mark J. Gainor (“Purchaser”), hereby agrees to become a party to that certain Investors’ Rights Agreement (the “Investors’ Rights Agreement”), dated as of October 12, 2007, by and among Rules-Based Medicine, Inc., a Delaware Corporation (the “Company”) and the Stockholders (capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Investors’ Rights Agreement). Purchaser hereby acknowledges and agrees to the following:
     a. Purchaser is acquiring shares of Common Stock of the Company pursuant to that certain Common Stock Purchase Agreement, dated as of May 6, 2008, by and between the Company and Purchaser (the “Common Stock Purchase Agreement”).
     b. Purchaser is acquiring shares of Series A-1 Preferred Stock of the Company pursuant to that certain Stock Purchase and Sale Agreement, dated May 6, 2008, by and between EGI-Fund (08-10) Investors, L.L.C. and Purchaser (the “Preferred Stock Purchase Agreement”).
     c. Purchaser shall be treated as a Common Holder and listed on Schedule B of the Investors’ Rights Agreement with respect to the shares of Common Stock that he is purchasing pursuant to the Common Stock Purchase Agreement.
     d. Purchaser shall be treated as an Investor (but not a Lead Investor) and listed on Schedule A of the Investors’ Rights Agreement with respect to the shares of Series A-1 Preferred Stock that he is purchasing pursuant to the Preferred Stock Purchase Agreement.
     e. Purchaser shall have all of the rights, and shall observe all the obligations, applicable to the Common Holders, the Investors, and the Major Holders pursuant to the Investors’ Rights Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

MARK J. GAINOR
/s/ Mark J. Gainor

Name:	Mark J. Gainor

Number of Shares:	Common: 337,838, Series A-1 Preferred: 143,943

Address:	5800 N. Bay Road

Miami Beach, FL 33140

Phone:	305-531-2700

Fax:	305-531-5599

Email:	mark@lucor.net

Signature Page to
Joinder Agreement to Investors’ Rights Agreement